Exhibit 99.1


                  VIALOG CORPORATION PLANS TO ACQUIRE BY MERGER
                          A BETTER CONFERENCE, INC. AND
                       CONFERENCE PROS INTERNATIONAL, INC.



Andover, Mass., January 15, 1999 -- VIALOG Corporation today announced that it entered into definitive merger agreements to acquire all of the outstanding capital stock of A Better Conference, Inc. ("ABCI"), of Palm Springs, California and Conference Pros International, Inc. ("CPI") of Houston, Texas, both independent providers of audioconferencing services.

VIALOG intends to acquire all of the outstanding capital stock of ABCI for approximately $6.2 million in cash. VIALOG will also assume approximately $471,000 of ABCI's indebtedness (based on ABCI's September 30, 1998 balance sheet). ABCI had net revenues of approximately $2.1 million for the nine months ended September 30, 1998.

The Company intends to acquire all of the outstanding capital stock of CPI for approximately $6.0 million in cash. VIALOG will also assume approximately $464,000 of CPI's indebtedness (based on CPI's September 30, 1998 balance sheet). CPI had net revenues of approximately $1.8 for the nine months ended September 30, 1998.

The closing of these merger transactions is contingent upon the parties satisfying the conditions specified in the merger agreements.

VIALOG Corporation is an independent provider of group communications services, including audioconferencing, videoconferencing, web conferencing, and teleservices such as Interactive Voice Response (IVR), broadcast fax and fax on-demand.